Company contact

Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Telephone: +86 53 8620 2206
Email: IR@chinabiologic.com

China Biologic Announces Changes in Directors

BEIJING, October 6, 2011 /PRNewswire/ China Biologic Products, Inc. (NASDAQ: CBPO, “China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China, today announced two changes in its board of directors.

On October 6, 2011, Dr. Xiangmin Cui resigned from his positions as a director of China Biologic, a member of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, and as Chairman of the Compensation Committee, effective immediately. Mr. Cui’s resignation was due to personal reasons and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Dr. Cui will serve as an independent consultant for the Company.

On October 6, 2011, the Company’s board of directors appointed Mr. David (Xiaoying) Gao, age 61, as a director of the Company, a member of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, and as the Chairman of the Compensation Committee, effective immediately, to fill the vacancies resulting from Mr. Cui’s resignation.

Mr. Chao Ming Zhao, Chief Executive Officer of China Biologic, said, “We understand Xiangmin’s desire to reduce the breadth of his workload with our company. He has been an extraordinarily valuable contributor and industry expert on our board. He will continue to provide support to us as an advisor.

“We are pleased to welcome Mr. David Gao to our board. His extensive experience in serving as chairman, CEO, and director for various companies, plus his prior leadership roles in investment management, will serve our board well. We believe David will make wise contributions to the board’s deliberations and decisions – in industry leadership, strategy, management, and in creating value for shareholders.”

Mr. David (Xiaoying) Gao has served as a senior integration advisor for Sanofi Group since February 2011. From February 2004 to February 2011, Mr. Gao served as the Chief Executive Officer and director of BMP Sunstone Corporation (Nasdaq: BJGP). From February 2002 through February 2004, Mr. Gao served as Chairman of the Board of Directors of Beijing Med-Pharm Co. Ltd. (BMP China). Mr. Gao served as President and director of Abacus Investments Ltd, a private wealth management company, from August 2003 until June 2004, and as Chief Executive Officer of Abacus from July 2003 to June 2004.

From 1989 to 2002, Mr. Gao held various executive positions at Motorola, Inc., a publicly traded company specializing in wireless, broadband, and automotive communications technologies and embedded electronic products, including Vice President and Director, Integrated Electronic System Sector, Asia-Pacific operation, from 1998 to 2002; Member, Motorola Asia Pacific Management Board, Management Board of Motorola Japan Ltd., from 2000 to 2002; and Motorola China Management Board from 1996 to 2002.

Mr. Gao holds a B.S. in Mechanical Engineering from the Beijing Institute of Technology, a M.S. in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from the Massachusetts Institute of Technology.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is one of the leading plasma-based biopharmaceutical companies in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website at www.chinabiologic.com for additional information.

Safe harbor statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including, among others, statements regarding Mr. Gao’s expected contribution to the Company, our expected financial performance and strategic and operational plans, our future operating results, as well as all assumptions, expectations, predictions, intentions or beliefs about future events.. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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